Exhibit 23.2

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 filed by ADMA Biologics, Inc. of our report dated March 9, 2015, on our audits of the consolidated financial statements of ADMA Biologics, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years then ended, which report is included in the Annual Report on Form 10-K of ADMA Biologics Inc. for the year ended December 31, 2014.

/s/ CohnReznick LLP

Roseland,  New Jersey

May 29, 2015